UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  January 25, 2007

Southwest Bancorp, Inc.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:

405-372-2230

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

608 South Main Street Stillwater, OK 74074

(Address and zip code of principal executive offices)

OK

(Registrant's telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Restricted Stock Awards to Independent Directors

At its meeting of January 25, 2007, the Stock Option Committee of the Board of Directors of Southwest Bancorp, Inc. ("Southwest") determined to award shares of restricted common stock under the 1999 Stock Option Plan to each independent director of Southwest, Stillwater National Bank, and SNB Bank of Wichita. Restricted stock agreements including vesting schedules are expected to be executed in the near future. The restrictions on these shares will lapse 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant, and 1/3 on the third anniversary of the date of grant, provided that all restrictions will end, and the award will be fully vested, upon a change in control of Southwest or the permanent and total disability, death, or retirement of the participant. Independent directors are: James E. Berry, II, Thomas D. Berry, Joe Berry Cannon, David S. Crockett, Jr., John Cohlmia, J. Berry Harrison, John M. Johnson, David P. Lambert, Anthony W. Martin, Linford R. Pitts, Robert B. Rodgers, and Russell W. Teubner. The committee determined to base awards on each director’s period of service during 2006. Directors who had served for the entire year 2006 received 750 shares each. Directors Johnson and Crocket, who joined the Boards of Southwest and Stillwater National in 2006, were awarded 498 and 312 shares, respectively. The aggregate market value of the 8,310 restricted shares awarded was $222,874.00 based upon the closing price of $26.820 per share on the date of the awards.

Audit Committee Financial Expert Agreement

On January 25, 2007, Southwest entered into an indemnification agreement with David S. Crockett, Jr. Mr. Crockett was appointed a Southwest Audit Committee Financial Expert (‘Expert”) effective January 1, 2007. The agreement is intended to support the policy of the board of directors, consistent with the policy of the Securities and Exchange Commission, that no director shall be subject to additional responsibility or liability by reason of his or her identification or service as an audit committee financial expert, and to establish other terms relating to the service of a director as an Expert. The principal terms of the agreement are summarized below.

The agreement expires on the seventh anniversary of the day upon which Mr. Crocket last serves as an Expert. Mr. Crockett agrees to serve as an Expert for as long as he is a member of the Audit Committee, and further agrees that if he is the only Expert at the time, he will not terminate his status without 60 days prior notice unless he is unable to serve or obtains Southwest’s consent. Mr. Crockett also receives $1,000 extra per meeting.

Under the agreement, Southwest agrees to indemnify and hold harmless Mr. Crockett against any and all losses, claims, damages, liabilities, and expenses (together, “expenses”) based upon his service as an Expert, as incurred; provided, however, that Southwest will not be liable under the agreement to the extent that any such claims are based upon (i) claims that are substantially the same as those made against at least one half of the other members of the Audit Committee excluding the chairman of such committee and any person who has been identified as an Expert in Southwest’s proxy materials; or (ii) willful breach of fiduciary duty by Mr. Crockett involving personal profit. Mr. Crocket agrees to refund any amounts that are determined by final unappealable order of a court with jurisdiction over the parties not to be subject to reimbursement under the agreement. The agreement does not prevent or limit indemnification to which Mr. Crockett is entitled under any other law or document.

The agreement provides that a trust will be created by Southwest in the event of the filing of any action for which indemnification is required with a cash amount of $100,000. The trustee, who will be independent, will pay amounts from the trust upon written demand from Mr. Crockett stating the amount of the payment demanded and the basis for his rights to such payment. Southwest will restore the balance of the trust following notice from the trustee of payments so that that the total amount held in the trust is at least $100,000. Upon the earlier of the final judgment or binding settlement of any and all claims for which indemnification is then called for, the trustee of the trust will pay Southwest the entire balance remaining in the trust. Payments from the trust to Mr. Crockett will be considered payments made by Southwest for purposes of the agreement. Payment of such amounts to Mr. Crockett from the trust will not relieve Southwest from any obligation to pay amounts in excess of those paid from the trust, or from any obligation to take actions or refrain from taking actions otherwise required by the agreement. Mr. Crocket's rights under the agreement are those of a general, unsecured creditor, and he will have no claim against the assets of the trust, which shall remain subject to the claims of creditors of Southwest.

A copy of the agreement will be filed as an exhibit to Southwest’s Form 10-K for the year ended December 31, 2006.

Southwest is not aware of any pending or threatened claims that would result in any claim for reimbursement under the agreement.

Item 7.01	REGULATION FD DISCLOSURE

The dislosures provided under Item 1.01 are incorporated under Item 7.01 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Southwest Bancorp, Inc.

By:	/s/ Rick Green

Name:	Rick Green
Title:	President and CEO
Date:	January 31, 2007